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                                                                    Exhibit 99.1

Immediate        Karen Widmayer:  Media Contact
                 (202) 729-1789
                 Stephen Walsh:  Analyst Contact
                 (202) 729-1764


      CARRAMERICA ANNOUNCES REPURCHASE OF SHARES FROM SECURITY CAPITAL GROUP


           Washington D.C. - November 16, 2001 - CarrAmerica Realty Corporation (NYSE:CRE) today announced that it has entered into an agreement to purchase 9.2 million shares of its common stock from Security Capital Group, Incorporated (NYSE:SCZ) for a total of $265.4 million or $28.85 per share. The transaction will close on Monday, November 19, 2001 and will reduce Security Capital's ownership in CarrAmerica to approximately 37.4% of the company's outstanding common stock and to approximately 33.5% on a fully diluted basis.

           Security Capital has also requested that the Company file a registration statement with the Securities and Exchange Commission relating to the resale of the remaining shares owned by Security Capital. This registration statement would permit Security Capital to sell the remainder of its shares not being purchased by CarrAmerica in private transactions or one or more secondary offerings to occur at some point in the future, if market conditions permit. Security Capital is under no legal obligation to sell any additional shares beyond the initial 9.2 million shares described above, through a public offering or otherwise.

           The stock purchase will be completed utilizing the Company's existing $500 million line of credit and will increase the Company's debt to market capitalization to 39.7%. The Company expects to refinance in the near future a significant portion of the amount that will be outstanding under the line of credit subsequent to the stock repurchase.

           As a result of this transaction, the Company is raising its 2002 earnings guidance for FFO per share from the previously disclosed range of $3.48 - $3.54 to a range of $3.58 - $3.62. The revised guidance is based on the acceleration and increase in the stock repurchase program from previously disclosed levels as well as the acceleration and increase in borrowings and an assumed acceleration of the conversion of floating rate debt to longer term fixed rate debt.


                                  -CONTINUED-
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CarrAmerica Release of November 16, 2001
Page Two


     CarrAmerica owns, develops and operates office properties in 12 markets throughout the United States. The Company is committed to becoming America's leading office workplace company by meeting the rapidly changing needs of its customers with superior service, a large portfolio of quality office properties, extraordinary development capabilities and land positions. CarrAmerica is a leading office innovator with interests in and strategic relationships with companies including: HQ Global Workplaces, a global leader in executive office suites; essention, the engine behind InfoCentre, a web-based operations and issues management platform and DukeSolutions, a Duke Energy subsidiary providing comprehensive energy management programs.

     Currently, CarrAmerica and its affiliates own, directly or through joint ventures, interests in a portfolio of 288 operating office properties and have eight office buildings under development in six key growth markets. CarrAmerica's markets include Atlanta, Austin, Chicago, Dallas, Denver, Los Angeles/Orange County, Portland, Salt Lake City, San Diego, San Francisco Bay Area, Seattle and metropolitan Washington, D.C. For additional information on CarrAmerica, including space availability, visit our web site at www.carramerica.com.
-------------------

     Estimates of FFO per share are by definition, and certain statements in this release may constitute, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following: national and local economic, business and real estate conditions that will, among other things, affect demand for office properties, the ability of the general economy to recover timely from the current economic downturn, availability and creditworthiness of tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate acquisition and development (including the failure of pending acquisitions to close and pending developments to be completed on time and within budget), actions, strategies and performance of affiliates that the Company may not control or companies in which the Company has made investments, governmental actions and initiatives, and environmental/safety requirements. For a further discussion of these and other factors that could impact the Company's future results, performance, achievements or transactions, see the documents filed by the Company from time to time with the Securities and Exchange Commission, and in particular the section titled, "The Company - Risk Factors" in the Company's Annual Report of Form 10-K.


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